Exhibit 10.2

TAX MATTERS AGREEMENT

by and between

MALLINCKRODT PLC

and

PAR HEALTH, INC.

Dated as of November 10, 2025

TABLE OF CONTENTS

Page

Article 1.	Definition of Terms	2

Article 2.	Allocation of Tax Liabilities	11

Article 3.	Proration of Taxes for Straddle Periods.	13

Section 3.01	General Method of Proration	13
Section 3.02	Transactions Treated as Extraordinary Item	13

Article 4.	Preparation and Filing of Tax Returns	14

Article 5.	Tax Payments	19

Section 5.01	Payment of Taxes	19
Section 5.02	Indemnification Payments	19

Article 6.	Tax Benefits	19

Section 6.01	Tax Benefits	19
Section 6.02	Parent and SpinCo Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation	22
Section 6.03	Group Relief	22

Article 7.	Tax-Free Status	23

Section 7.01	Representations	23

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Section 7.02	Notice	23
Section 7.03	Rulings and Tax Opinions	24

Article 8.	Assistance and Cooperation	24

Section 8.01	Assistance and Cooperation	24
Section 8.02	Tax Return Information	25
Section 8.03	Reliance by Parent	25
Section 8.04	Reliance by SpinCo	25

Article 9.	Tax Records	26

Section 9.01	Retention of Tax Records	26
Section 9.02	Access to Tax Records	26
Section 9.03	Preservation of Privilege	26

Article 10.	Tax Contests	27

Section 10.01	Notice	27
Section 10.02	Control of Tax Contests	27

Article 11.	Effective Date; Termination of Prior Intercompany Tax Allocation Agreements	28

Article 12.	Survival of Obligations	29

Article 13.	Treatment of Payments; Tax Gross-Up	29

Section 13.01	Treatment of Indemnity Payments	29
Section 13.02	Tax Gross-Up	29
Section 13.03	Interest	29

Article 14.	Dispute Resolution	30

Article 15.	Expenses	30

Article 16.	Late Payments	30

Article 17.	General Provisions	31

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TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of November 10, 2025, by and between Mallinckrodt plc, a public limited company incorporated in Ireland (“Parent”), and Par Health, Inc., a Delaware corporation (“SpinCo” and collectively with Parent, the “Companies” and each, a “Company”).

RECITALS

WHEREAS, the Parent Board has determined that it is in the best interests of Parent and its shareholders to create a new privately held company that shall operate the SpinCo Business;

WHEREAS, (i) Parent and SpinCo have entered into a Separation Agreement, dated as of the date hereof (including the Separation Step Plan set forth on Schedule 2.1(a) thereto, the “Separation Agreement”), providing for the separation of the SpinCo Business from the Parent Business (the “Separation”), as well as a Transition Services Agreement, dated as of the date hereof (the “Transition Services Agreement”) and an Employee Matters Agreement, dated as of the date hereof (the “Employee Matters Agreement”), (ii)  Par Health USA, LLC and Endo Biologics Limited have entered into a Manufacturing and Supply Agreement, dated as of the date hereof, (iii) Mallinckrodt LLC and ST Shared Services LLC have entered into the Amended and Restated Multi-Tenant Lease Agreement, dated as of November 1, 2025, and (iv) Parent, SpinCo and members of their respective groups have entered into the Transfer Documents;

WHEREAS, Parent and its Subsidiaries have engaged in certain restructuring transactions to facilitate the Separation as set forth in the Separation Step Plan;

WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation Agreement, among other things, Parent has contributed or will contribute the SpinCo Assets to SpinCo in exchange for the assumption of the SpinCo Liabilities and the actual or deemed issuance of additional SpinCo Shares (the “Contribution”);

WHEREAS, Parent currently intends that it will, in connection with and following the Contribution and at the Effective Time, redeem the Parent Preferred Shares (A) in the case of Qualified Shareholders, in exchange for the SpinCo Allocation, and (B) in the case of the Non-Qualified Holders, in exchange for the Cash Allocation, in each case, as more fully described in the Separation Agreement (the “Redemption”);

WHEREAS, for Federal Income Tax purposes, (A) (i) the Contribution and the receipt of the SpinCo Allocation by the Qualified Shareholders pursuant to the Redemption, taken together, are intended to qualify as a “reorganization” under Sections 355(a) and 368(a)(1)(D) of the Code and (ii) accordingly, the receipt of the SpinCo Allocation by the Qualified Shareholders is intended to be generally tax-free to such Qualified Shareholders under Section 355(a) of the Code; and (B) the receipt of the Cash Allocation by the Non-Qualified Shareholders is intended to constitute a distribution by Parent to the Non-Qualified Shareholders subject to Section 301 of the Code;

WHEREAS, the Companies desire to provide for and agree upon the allocation between them of liabilities for certain Taxes and entitlement to Refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

Article 1.          Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Actually Realized” or “Actually Realizes” means actually incurred or realized (or actually incurs or realizes), and for purposes of determining the timing of the incurrence of any Tax liability or the realization of a Refund or other Tax Benefit (or any related Tax cost or benefit), whether by receipt or as a credit or other offset to Taxes payable, by a Person in respect of any payment, transaction, occurrence or event, such Tax liability, Refund, other Tax Benefit (or any related Tax cost or benefit) shall be Actually Realized at the time at which the amount of Taxes paid, or if earlier, the due date for payment of such Taxes (taking into account extensions), or Refund realized, by such Person is increased above (or reduced below) the amount of Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, Refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset and (c) any claim for a Tax Benefit with respect to Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax Asset of any member of the SpinCo Group or the Parent Group which may or must be carried from a Post-Deconsolidation Period to a Pre-Deconsolidation Period or a Post-Redemption Period to a Pre-Redemption Period, as applicable, during which Pre-Deconsolidation Period or Pre-Redemption Period, as applicable, such member of such Group was included in a Joint Return filed for such period.

“Cash Allocation” has the meaning set forth in the Separation Agreement.

“Chosen Courts” has the meaning set forth in the Separation Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” and “Companies” have the meaning set forth in the preamble.

“Compensatory Equity Interests” has the meaning set forth in Section 6.02(a).

“Contribution” has the meaning set forth in the recitals.

“Deconsolidation Date” means, with respect to each Parent Affiliated Group that included a member of the SpinCo Group and each SpinCo Affiliated Group that included a member of the Parent Group, the last date on which such member of the SpinCo Group or Parent Group, respectively, qualified as a member of such Parent Affiliated Group or SpinCo Affiliated Group, respectively (and any similar date with respect to any non-U.S. federal income tax group similar to a Parent Affiliated Group or SpinCo Affiliated Group, as applicable, to the extent such similar date occurs before the date on which the Effective Time occurs).

“Deconsolidation Straddle Period” means any Tax Period that begins on or before and ends after a Deconsolidation Date.

“Dispute” has the meaning set forth in the Separation Agreement.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” has the meaning set forth in the recitals.

“Excess Relievable Loss” has the meaning set forth in Section 6.03(b).

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code (and, for the avoidance of doubt, any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing).

“Federal Other Tax” means any Tax imposed by the federal government of the United States other than any Federal Income Tax and any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing.

“Federal Tax” means any Federal Income Tax or Federal Other Tax.

“Filer” means with respect to any Tax Return, the Company having responsibility for filing such Tax Return under this Agreement.

“Final Determination” means the final resolution of liability for any Tax in connection with a Tax Contest, which resolution may be for a specific issue or adjustment or for a Tax Period, by (a) IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms, by operation of law or in normal practice) the right of the taxpayer to file a claim for Tax Benefit or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (c) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction; (d) any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all Tax Periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Companies, including the expiry of any time limit for appealing a notice of assessment issued by the Revenue Commissioners of Ireland.

“Force Majeure” has the meaning set forth in the Separation Agreement.

“Foreign Income Tax” means any Tax imposed by any possession of the United States or any country other than the United States, or by any political subdivision of any possession of the United States or any country other than the United States, which is an income Tax as defined in Treasury Regulations Section 1.901-2, including Irish corporation tax on income and Irish tax on chargeable gains and any Tax imposed in compliance with EU Council Directive 2022/2523 of 15 December 2022, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.

“Foreign Other Tax” means any Tax imposed by any possession of the United States or any country other than the United States, or by any political subdivision of any possession of the United States or any country other than the United States, other than any Foreign Income Tax, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.

“Foreign Tax” means any Foreign Income Taxes or Foreign Other Taxes.

“Group” means the Parent Group or the SpinCo Group, as the context requires.

“Group Relief Surrender” means the surrender, transfer or allocation of any Relievable Losses in accordance with the applicable provisions of non-U.S. Tax Law governing the use of such Relievable Losses.

“Income Taxes” means any Federal Income Taxes, State Income Taxes or Foreign Income Taxes.

“Indemnitee” has the meaning set forth in Section 5.02(a).

“Indemnitor” has the meaning set forth in Section 5.02(a).

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return of a member of the Parent Group or the SpinCo Group that is not a Separate Return.

“Law” has the meaning set forth in the Separation Agreement.

“Loss” has the meaning set forth in Section 6.01(b).

“Non-Preparer” means the Company that is not the Preparer.

“Non-Qualified Shareholder” has the meaning set forth in the Separation Agreement.

“Non-Tax Dispute” means any Dispute or disagreement with respect to the parties’ respective rights and obligations under this Agreement, including any amendments hereto (including any Dispute or disagreement as to the interpretation of any provision of this Agreement or the application or performance of any rights or obligations hereunder), if such Dispute or disagreement primarily relates to matters of contractual interpretation the resolution of which does not involve tax computations or require extensive tax expertise.

“Other Claimant Member” has the meaning set forth in Section 6.03(c).

“Other Claimant Member Parent” has the meaning set forth in Section 6.03(c).

“Parent” has the meaning set forth in the preamble.

“Parent Affiliated Group” means an affiliated group (as defined in Section 1504 of the Code and the regulations thereunder) of which Parent or any other member of the Parent Group is the common parent.

“Parent Business” has the meaning set forth in the Separation Agreement.

“Parent Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax Asset of any member of the Parent Group which may or must be carried from a Post-Deconsolidation Period to a Pre-Deconsolidation Period or a Post-Redemption Period to a Pre-Redemption Period, as applicable, during which Pre-Deconsolidation Period or Pre-Redemption Period, as applicable, such member of the Parent Group was included in a Joint Return filed for such period.

“Parent Federal Consolidated Income Tax Return” means any Federal Income Tax Return of a Parent Affiliated Group.

“Parent Group” means Parent and each of its Subsidiaries (including, for the avoidance of doubt, (a) any Subsidiary acquired or created by Parent after the Redemption, (b) any entity to which Parent or any of its Subsidiaries is a successor for Federal Income Tax purposes and (c) any entity that was a Subsidiary of Parent immediately prior to the termination of such Subsidiary’s legal existence) other than any member of the SpinCo Group.

“Parent Group Employees” has the meaning set forth in the Employee Matters Agreement.

“Parent Non-Employee Director” has the meaning set forth in the Employee Matters Agreement.

“Parent Ordinary Shares” has the meaning set forth in the Separation Agreement.

“Parent Preferred Shares” has the meaning set forth in the Separation Agreement.

“Parent Return” has the meaning set forth in Section 4.02.

“Parent Separate Return” means any Separate Return of Parent or any member of the Parent Group.

“Parent Tax Asset” means any Tax Asset generated by, or attributable to or arising with respect to or as a result of any Taxes allocated pursuant to this Agreement to, any member of the Parent Group.

“Past Practices” has the meaning set forth in Section 4.04(a).

“Payment Date” means (a) with respect to any Tax Return of an affiliated group (as defined in Section 1504 of the Code and the regulations thereunder) or any other U.S. federal Income Tax Return, (i) the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, (ii) the due date (determined without regard to extensions) for filing such Tax Return determined under Section 6072 of the Code, or (iii) if earlier than the date described in clause (ii), the date such Tax Return is filed, as the case may be, and (b) with respect to any other Tax Return, the corresponding dates determined under applicable Tax Law; in each case, taking into account any automatic or validly elected extensions, deferrals, or postponements of the due date for payment of any such estimated Taxes or any Tax shown on such Tax Return, as applicable.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for Income Tax purposes.

“Post-Deconsolidation Period” means any Tax Period beginning after a Deconsolidation Date, and, in the case of any Deconsolidation Straddle Period, the portion of such Deconsolidation Straddle Period beginning the day after the applicable Deconsolidation Date.

“Post-Redemption Claimant Member” has the meaning set forth in Section 6.03(b).

“Post-Redemption Period” means any Tax Period beginning after the Redemption Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Redemption Date.

“Post-Redemption Ruling” means a private letter ruling (or other ruling) from the IRS and/or any other applicable Tax Authority (or, if applicable, a supplemental private letter ruling or other ruling) regarding the treatment of (x) the Redemption or (y) any of the Separation Transactions intended to qualify for the Tax treatment described in the Separation Step Plan and/or relevant Transfer Document.

“Pre-Deconsolidation Period” means any Tax Period ending on or prior a Deconsolidation Date, and, in the case of any Deconsolidation Straddle Period, the portion of such Deconsolidation Straddle Period ending on the applicable Deconsolidation Date.

“Pre-Redemption Period” means any Tax Period ending on or before the Redemption Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Redemption Date.

“Preparer” means, with respect to any Tax Return, the Company having responsibility for preparing such Tax Return under this Agreement.

“Prime Rate” has the meaning set forth in the Separation Agreement.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Qualified Shareholder” has the meaning set forth in the Separation Agreement.

“Record Holder” has the meaning set forth in the Separation Agreement.

“Redemption” has the meaning set forth in the Separation Agreement.

“Redemption Date” has the meaning set forth in the Separation Agreement.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to or against other Taxes payable), including any interest paid on or with respect to such refund (or credit or overpayment).

“Relievable Losses” means any loss, relief, allowance, credit, deduction, exemption or set-off from or in respect of any Tax, or relevant to the computation of any income, profits or gains for the purposes of any Tax, and any right to a repayment of Tax, which may be surrendered, transferred, allocated or claimed between companies treated as members of the same group or otherwise associated for any non-U.S. Tax purpose (other than as part of a consolidated group, fiscal unity or equivalent regime under which Tax is computed by reference to the income, profits or gains of the group as a whole rather than on an entity-by-entity basis), and any reference to the use of a Relievable Loss includes the use of a Relievable Loss as a loss, relief, allowance, credit, deduction, exemption or set off in respect of any Tax, or in the computation of any income, profits or gains for the purposes of any Tax, or to obtain a repayment of or saving of Tax.

“Retention Date” has the meaning set forth in Section 9.01.

“Separate Return” means (a) in the case of any Tax Return of any member of the SpinCo Group (including any consolidated, combined, unitary or other similar Tax Return), any such Tax Return that does not include any member of the Parent Group and (b) in the case of any Tax Return of any member of the Parent Group (including any consolidated, combined, unitary or other similar Tax Return), any such Tax Return that does not include any member of the SpinCo Group.

“Separation” has the meaning set forth in the recitals.

“Separation Agreement” has the meaning set forth in the recitals.

“Separation Step Plan” has the meaning set forth in the Separation Agreement.

“Separation Transactions” means the Contribution, Redemption, and other transactions contemplated by the Separation Agreement and the Separation Step Plan.

“Separation Transaction Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp, notarize, filing, or similar Taxes (other than VAT) imposed on any transfer of assets (including equity interests) or liabilities occurring pursuant to the Separation Transactions.

“Specified State Return” means any consolidated, combined, unitary or similar State Income Tax Return (a) that is a Joint Return and (b) with respect to which ST Shared Services LLC is the entity obligated to file such Return under applicable Tax Law.

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Affiliated Group” means (a) the affiliated group (as defined in Section 1504 of the Code and the regulations thereunder) of which SpinCo is the common parent (and, (x) prior to the contribution MEH, Inc. to ST 2020, Inc., the affiliated group (as defined in Section 1504 of the Code and the regulations thereunder) of which MEH, Inc. was the common parent and (y) prior to the contribution of ST 2020, Inc. to SpinCo, the affiliated group (as defined in Section 1504 of the Code and the regulations thereunder) of which ST 2020, Inc. was the common parent) and (b) and any other affiliated group (as defined in Section 1504 of the Code and the regulations thereunder) of which SpinCo or another member of the SpinCo group is the common parent.

“SpinCo Allocation” has the meaning set forth in the Separation Agreement.

“SpinCo Assets” has the meaning set forth in the Separation Agreement.

“SpinCo Business” has the meaning set forth in the Separation Agreement.

“SpinCo Capital Stock” means all classes or series of capital stock of SpinCo, including (a) the SpinCo Shares, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in SpinCo for Federal Income Tax purposes.

“SpinCo Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax Asset of any member of the SpinCo Group which may or must be carried from a Post-Deconsolidation Period to a Pre-Deconsolidation Period or a Post-Redemption Period to a Pre-Redemption Period, as applicable, during which Pre-Deconsolidation Period or Pre-Redemption Period, as applicable, such member of the SpinCo Group was included in a Joint Return filed for such period.

“SpinCo Federal Consolidated Income Tax Return” means any Federal Income Tax Return for the SpinCo Affiliated Group.

“SpinCo Group” means SpinCo and each of its Subsidiaries (including, for the avoidance of doubt, (a) any Subsidiary acquired or created by SpinCo after the Redemption, (b) any entity to which SpinCo or any of its Subsidiaries is a successor for Federal Income Tax purposes and (c) any entity that was a Subsidiary of SpinCo immediately prior to the termination of such Subsidiary’s legal existence).

“SpinCo Group Employee” has the meaning set forth in the Employee Matters Agreement.

“SpinCo Liabilities” has the meaning set forth in the Separation Agreement.

“SpinCo Non-Employee Director” means an individual who serves as a non-employee director of the board of directors of SpinCo.

“SpinCo Return” has the meaning set forth in Section 4.03.

“SpinCo Separate Return” means any Separate Return of SpinCo or any member of the SpinCo Group.

“SpinCo Shares” has the meaning set forth in the Separation Agreement.

“SpinCo Tax Asset” means any Tax Asset generated by, or attributable to or arising with respect to or as a result of any Taxes allocated pursuant to this Agreement to, any member of the SpinCo Group.

“State Income Tax” means any Tax imposed by any state of the United States (or by any political subdivision of any such state) or the District of Columbia, or any city or municipality located therein, which is imposed on or measured by income, including state or local franchise or similar Taxes measured by income, as well as any state or local franchise, capital, or similar Taxes imposed in lieu of or in addition to a Tax imposed on or measured by income (and, for the avoidance of doubt, any interest, penalties, additions to tax, or additional amounts in respect of the foregoing).

“State Other Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia, or any city or municipality located therein, other than any State Income Tax, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.

“State Tax” means any State Income Tax or State Other Tax.

“Straddle Period” means any Tax Period that begins on or before and ends after the Redemption Date.

“Street Name Holder” has the meaning set forth in the Separation Agreement.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Surrendering Member” has the meaning set forth in Section 6.03(b).

“Surrendering Member Parent” has the meaning set forth in Section 6.03(b).

“Tax” or “Taxes” means (a) all taxes, charges, fees, duties, levies, imposts, rates, or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local, or foreign Tax Authority, including income, gross income, gross receipts, profits, capital stock, franchise, registration, withholding, payroll, social security (or similar), workers’ compensation, employment, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, premium, windfall profits, environmental, custom duties, property, service, sales, use, license, lease, transfer, import, export, value-added, alternative or add-on minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), whether disputed or not, and (b) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing. For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

“Tax Advisor” means a tax accountant or tax counsel of recognized national standing in the relevant jurisdiction.

“Tax Asset” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, overall foreign loss, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any reduction in liability for Tax as a result of any loss, deduction, Refund, reimbursement, offset, credit, or other item reducing any Taxes otherwise paid or payable. For purposes of this Agreement, the amount of any Tax Benefit Actually Realized by a Person as a result of any Tax Item shall be determined on a “with and without basis.”

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for any Tax Benefit with respect to Taxes previously paid).

“Tax Dispute” has the meaning set forth in Article 14.

“Tax-Free Status” means the qualification of the Contribution and the receipt of the SpinCo Allocation by the Qualified Shareholders pursuant to the Redemption, taken together, as a transaction described in Section 368(a)(1)(D) and Section 355(a) of the Code.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, credit, recapture of credit, or any other item that increases or decreases Taxes paid or payable.

“Tax Law” means the Law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Return” or “Return” means any report of Taxes due, any claim for a Tax Benefit, any information return or estimated Tax return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, schedules or other materials submitted (or which ought or are deemed to be submitted) with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Third-Party Claim” has the meaning set forth in the Separation Agreement.

“Transfer Documents” has the meaning set forth in the Separation Agreement.

“Transition Services Agreement” has the meaning set forth in the recitals.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“TP Requesting Party” has the meaning set forth in Section 4.09.

“VAT” means (a) any Tax imposed in compliance with the Council Directive of November 28, 2006, on the common system of value added tax (EC Directive 2006/112) and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or in addition to, such Tax referred to in clause (a) above, or imposed elsewhere. For the avoidance of doubt, VAT includes goods and services tax, harmonized sales tax, consumption tax, and other similar Taxes.

Article 2.          Allocation of Tax Liabilities.

Section 2.01          General Rules.

(a)            Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for, Taxes that are allocated to Parent under this Article 2.

(b)            SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, Taxes that are allocated to SpinCo under this Article 2.

(c)            Costs and Expenses. The amounts for which Parent or SpinCo, as applicable, is liable pursuant to Section 2.01(a) and (b), respectively, shall include all accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.

Section 2.02          Allocation of Federal Taxes. Except as otherwise provided in Section 2.05 or Section 2.06, Federal Taxes shall be allocated as follows:

(a)            Parent Liability. Parent shall be responsible for any and all Federal Taxes due with respect to or required to be reported on any (A) Parent Separate Return or (B) Joint Return that Parent or any member of the Parent Group is obligated to file under the Code.

(b)            SpinCo Liability. SpinCo shall be responsible for any and all Federal Taxes due with respect to or required to be reported on any (A) SpinCo Separate Return or (B) Joint Return that SpinCo or any member of the SpinCo Group is obligated to file under the Code.

Section 2.03          Allocation of State Taxes. Except as otherwise provided in Section 2.05 or Section 2.06, State Taxes shall be allocated as follows:

(a)            Parent Liability. Parent shall be responsible for any and all State Taxes due with respect to or required to be reported on any (A) Parent Separate Return or (B) Joint Return that Parent or any member of the Parent Group is obligated to file under applicable Tax Law.

(b)            SpinCo Liability. SpinCo shall be responsible for any and all State Taxes due with respect to or required to be reported on any (A) SpinCo Separate Return or (B) Joint Return that SpinCo or any member of the SpinCo Group is obligated to file under applicable Tax Law.

Section 2.04          Allocation of Foreign Taxes. Except as otherwise provided in Section 2.05 or Section 2.06, Foreign Taxes shall be allocated as follows:

(a)            Parent Liability. Parent shall be responsible for any and all Foreign Taxes due with respect to or required to be reported on any (A) Parent Separate Return or (B) Joint Return that Parent or any member of the Parent Group is obligated to file under applicable Tax Law.

(b)            SpinCo Liability. SpinCo shall be responsible for any and all Foreign Taxes due with respect to or required to be reported on any (A) SpinCo Separate Return or (B) Joint Return that SpinCo or any member of the SpinCo Group is obligated to file under applicable Tax Law.

Section 2.05          Separation Transaction Transfer Taxes and VAT.

(a)            Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for:

(i)            any Separation Transaction Transfer Taxes imposed by any Tax Authority on any member of the Parent Group (if such member is primarily liable for such Tax); and

(ii)            any VAT imposed by any Tax Authority on any transfer occurring pursuant to the Separation Transactions to the extent any member of the Parent Group is the transferee with respect to the relevant transfer.

(b)            SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for:

(i)            any Separation Transaction Transfer Taxes imposed by any Tax Authority on any member of the SpinCo Group other than any such Taxes for which Parent is liable pursuant to Section 2.05(a)(i); and

(ii)            any VAT imposed by any Tax Authority on any transfer occurring pursuant to the Separation Transactions to the extent any member of the SpinCo Group is the transferee with respect to the relevant transfer.

Section 2.06          Additional Liability.

(a)            Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the SpinCo Group from and against any liability for any Tax of SpinCo or any member of the SpinCo Group resulting from a breach by Parent of any representation or covenant made by Parent in the Separation Agreement, this Agreement or any other Ancillary Agreement.

(b)            SpinCo Liability. SpinCo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for any Tax of Parent or any member of the Parent Group resulting from a breach by SpinCo of any representation or covenant made by SpinCo in the Separation Agreement, this Agreement or any other Ancillary Agreement.

Article 3.          Proration of Taxes for Straddle Periods.

Section 3.01          General Method of Proration(a). In the case of any Deconsolidation Straddle Period for a Parent Affiliated Group or SpinCo Affiliated Group, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) and any other applicable Tax Law as reasonably interpreted and applied by Parent in its good faith discretion.

Section 3.02          Transactions Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods for a Parent Affiliated Group or SpinCo Affiliated Group, any Tax Items relating to the Separation Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the applicable Deconsolidation Date) be allocated to Pre-Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the applicable Deconsolidation Date) be allocated to Pre-Deconsolidation Periods.

Article 4.          Preparation and Filing of Tax Returns.

Section 4.01          General(a). Except as otherwise provided in this Article 4, Tax Returns shall be prepared and filed when due (taking into account extensions) by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall, and shall cause their respective Affiliates to, provide assistance and cooperation to one another in accordance with Article 8 with respect to the preparation and filing of Tax Returns (including by providing information required to be provided pursuant to Article 9). For the avoidance of doubt, with respect to any Joint Return, references in this Agreement to the Person obligated to file such Joint Return under the Code or applicable Tax Law shall mean the named filing entity in circumstances where, pursuant to Section 4.02, Section 4.03 and/or Section 4.05, Parent reasonably determines that the named filing entity is required to file such Joint Return or Parent chooses for such Joint Return to be filed by the named filing entity.

Section 4.02          Parent Returns(a). Parent has the exclusive obligation and right to (a) prepare and file, or cause to be prepared and filed, any (x) Parent Separate Returns that Parent determines are required to be filed by Parent or any member of the Parent Group for Tax Periods ending before, on or after the Redemption Date and (y) Joint Returns that Parent reasonably determines are required to be filed (or that Parent chooses to be filed) by Parent or any member of the Parent Group for Tax Periods ending before, on or after the Redemption Date (other than any Specified State Returns) and (b) file, or cause to be filed, any Specified State Returns (each of clauses (a) and (b), a “Parent Return”). Except as otherwise required pursuant to Section 4.04, Parent shall prepare any Tax Return that it has the obligation and right to prepare, or cause to be prepared, under this Section 4.02, in accordance with reasonable Tax accounting practices selected by Parent.

Section 4.03          SpinCo Returns. SpinCo shall (a) prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed (or, with respect to Joint Returns, that Parent reasonably determines are required to be filed (or that Parent chooses to be filed)) by or with respect to members of the SpinCo Group other than those Tax Returns which Parent is required or entitled to prepare and file pursuant to Section 4.02 (each, a “SpinCo Return”) and (b) prepare, or cause to be prepared, any Specified State Returns. The Tax Returns required to be prepared and filed by SpinCo under this Section 4.03 shall include (i) any SpinCo Federal Consolidated Income Tax Return and (ii) SpinCo Separate Returns. With respect to any SpinCo Federal Consolidated Income Tax Return for a Tax Period that ends prior to or includes the Redemption Date, without limiting the generality of and notwithstanding anything to the contrary in Section 4.05 (or in this Agreement), Parent may determine in its sole discretion whether to make, as applicable, (i) a ratable election under Treasury Regulations Section 1.1502-76(b)(2)(ii), (ii) an election under Section 362(e)(2)(C) of the Code (or the regulations thereunder), (iii) any election pursuant to Section 168(k) of the Code (or the regulations thereunder), and/or (iv) any election pursuant to Section 179 of the Code (or the regulations thereunder). SpinCo shall, and shall cause each member of the SpinCo Group to, take all actions necessary to give effect to any such election. Except as otherwise required pursuant to Section 4.04, SpinCo shall prepare any Joint Return or Specified State Return that is has the obligation and right to prepare, or cause to be prepared, under this Section 4.03, in accordance with reasonable Tax accounting practices selected by Parent.

Section 4.04          Tax Accounting Practices.

(a)            General Rule. Except as otherwise provided in Section 4.04(b), with respect to any (x) Tax Return that SpinCo has the obligation and right to prepare and file or prepare (but not file), or cause to be prepared and filed or cause to be prepared (but not filed), pursuant to Section 4.03, for any Tax Period ending on or before the Redemption Date or any Straddle Period (or any Tax Period beginning after the Redemption Date to the extent Tax Items reported on such Tax Return could reasonably be expected to affect Tax Items reported on any Parent Return for any Tax Period) or (y) Tax Return that Parent has the obligation and right to prepare and file, or cause to be prepared and filed, pursuant to Section 4.02, for any Tax Period ending on or before the Redemption Date or any Straddle Period (or any Tax Period beginning after the Redemption Date to the extent Tax Items reported on such Tax Return could reasonably be expected to affect Tax Items reported on any SpinCo Return for any Tax Period), (i) such Tax Return shall be prepared in accordance with past practices (including, for the avoidance of doubt, any past practices with respect to transfer pricing methodologies), accounting methods, elections or conventions (“Past Practices”) used with respect to such Tax Items (or related Tax Items) on Parent Returns, except as otherwise required by a subsequent change in Law, and to the extent there is no Past Practice with respect to any such Tax Item or in the event of a subsequent change in Law, in accordance with reasonable Tax practices, accounting methods, elections or conventions selected by Parent (and, in the case of SpinCo Returns, reasonably acceptable to SpinCo); and (ii) notwithstanding anything to the contrary in clause (i), SpinCo shall not, and shall not permit or cause any member of its Group to, take any position with respect to any material Tax Item on any such Tax Return, or otherwise treat such Tax Item, in a manner that is inconsistent with the manner in which such Tax Item (or related Tax Items) is (or are) reported on a Parent Return (including, without limitation, the claiming of a deduction previously claimed on any such Tax Return).

(b)            Reporting of Transactions. Except to the extent otherwise required (x) by a change in applicable Tax Law or (y) as a result of a Final Determination, neither Parent nor SpinCo shall, and neither shall permit or cause any member of its respective Group to, take any position that is inconsistent with the treatment of (i) the Redemption as having Tax-Free Status (or analogous status under state, local or foreign Law) or (ii) any of the Separation Transactions having the Tax treatment described in the Separation Step Plan and/or relevant Transfer Document; provided, however, that, notwithstanding anything to the contrary herein, if (A) Parent determines that (x) the Redemption does not qualify for Tax-Free Status or any such Separation Transaction does not qualify for the relevant Tax treatment or (y) there has been a change in relevant facts after the Redemption Date as a result of which the Redemption does not qualify for Tax-Free Status or any such Separation Transaction does not qualify for the relevant Tax treatment, then (B) Parent shall promptly notify SpinCo in writing and, following such notice, each of the Companies shall report the relevant Separation Transaction in the manner set forth in such notice (and shall not be permitted to take positions inconsistent with such notice).

Section 4.05          Consolidated or Combined Tax Returns. Except as otherwise required by Section 4.04, Parent shall determine in its good faith discretion (x) whether a Tax Return for any Tax Period shall be filed as a Joint Return, (y) the entities to be included in any such Joint Return, and (z) the named filing entity with respect to any such Joint Return, and (a) if such Tax Return is a Parent Return, Parent shall (and shall be entitled to), in its good faith discretion, make or revoke any Tax elections, adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any Joint Return and (b) without prejudice and subject to the last three sentences of Section 4.03, if such Tax Return is a SpinCo Return, (i) Parent shall be entitled to, in its good faith discretion, determine whether to make or revoke any Tax elections, determine whether to adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any Joint Return, in each case, to the extent such determination could reasonably be expected to affect Tax Items reported on any Parent Return for any Tax Period, and SpinCo shall (and shall cause the relevant members of the SpinCo Group to) reflect such determinations on the relevant Joint Return, and (ii) except as described in clause (i), SpinCo shall (and shall be entitled to), in its good faith discretion, make or revoke any Tax elections, adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any other SpinCo Return. SpinCo shall elect to join (and take any other action necessary to give effect to such election), and shall cause its respective Affiliates to elect to join (and take any other action necessary to give effect to such election), in filing any Joint Returns that Parent determines are to be filed.

Section 4.06          Preparation and Review of Tax Returns.

(a)            General. In the case of any Tax Return (i) which relates to Taxes for which the Non-Preparer (or any of its Affiliates) is or would reasonably be expected to be liable, (ii) an adjustment in respect of which would or would reasonably be expected to result in the Non-Preparer (or any of its Affiliates) being liable in whole or in part for any additional Taxes (including, for the avoidance of doubt, (x) with respect to any such adjustments that may be made in connection with intercompany transfer pricing matters and (y) without regard to any indemnification for such matters pursuant to Section 4.09), (iii) which relates to Tax Items for which the Non-Preparer would reasonably be expected to have a claim for Tax Benefits under this Agreement or (iv) with respect to which the Non-Preparer is the Filer, the Preparer shall deliver to the Non-Preparer for its review and comment a copy of such Tax Return (or relevant portions thereof), workpapers and other supporting documents available for review forty-five (45) days prior to the due date for filing of such Tax Return (taking into account extensions) or, if later, as soon as reasonably practicable. If for any reason the Non-Preparer does not agree with the preparation of such Tax Return (or portion thereof), the Non-Preparer shall notify the Preparer of such disagreement within twenty-one (21) days of receiving such Tax Return (or portion thereof). The Companies shall attempt in good faith to resolve any such disagreement, consistent with the provisions of this Article 4, as promptly as practicable and prior to the due date for filing such Tax Return (taking into account extensions). If the Preparer and Non-Preparer are unable to resolve any such disagreement prior to the due date for filing such Tax Return (taking into account extensions), the Filer shall (x) in the case of a Specified State Return, file such Tax Return reflecting the Filer’s comments and (y) in all other cases, file such Tax Return as originally prepared (but, in each the case of each of clauses (x) and (y), reflecting any items on which the Preparer and the Non-Preparer have agreed) and any disagreement shall be resolved in accordance with the dispute resolution provisions of Article 14. Without limiting the foregoing provisions of this Section 4.06(a) or of Article 8, if requested, the Preparer shall reasonably promptly make any Tax Return (or the relevant portions thereof) and related workpapers and other supporting documents available for review by the Non-Preparer to the extent such review is reasonably necessary for the Non-Preparer to confirm compliance with the terms of this Agreement (including, if applicable, such Non-Preparer’s obligations and rights as Filer of such Tax Return).

(b)            Execution of Tax Returns Prepared by Other Company. In the case of any Tax Return required by Law to be signed by the Non-Preparer (or by its authorized representative), the Non-Preparer (or its authorized representative) shall not be required to sign such Tax Return under this Agreement unless there is at least a reasonable basis (or comparable standard under state, local or foreign Law) for the Tax treatment of each material item reported on the Tax Return.

Section 4.07          Adjustment Requests and Carrybacks. Unless Parent or SpinCo, as applicable, otherwise consents in writing, SpinCo and Parent shall (and each shall cause each member of its respective Group to) (i) not file any Adjustment Request with respect to any Joint Return, (ii) make any available election to relinquish, waive or otherwise forgo the right to claim in any Pre-Deconsolidation Period or Pre-Redemption Period, as applicable, with respect to any Joint Return any Carryback arising in a Post-Deconsolidation Period or Post-Redemption Period, respectively, and (iii) not make any affirmative election to claim any such Carryback; provided, however, that any such Adjustment Request shall be made with respect to, and Parent or SpinCo, as applicable, shall consent to, any Carryback upon the reasonable request of a Company if (x) such Carryback is necessary to prevent the loss of the Tax Benefit of such Carryback and (y) such Adjustment Request will cause no Tax detriment to the other Company or any of its Affiliates. Any Adjustment Request to which a Company consents pursuant to this Section 4.07 shall be prepared by the Company requesting that such Adjustment Request be made (the “Adjustment Requesting Company”); provided, that if the Adjustment Requesting Company is not responsible for the preparation and filing of the Tax Return to which such Adjustment Requests relates pursuant to Section 4.02 or Section 4.03, as applicable, then the provisions of Section 4.06 shall apply, mutatis mutandis, with respect to the preparation and filing of such Adjustment Request (for this purposes, treating the Adjustment Requesting Company as the Preparer and the other Company as the Non-Preparer).

Section 4.08          Apportionment of Earnings and Profits and Tax Assets.

(a)            If a SpinCo Affiliated Group or Parent Affiliated Group has a Tax Asset, the portion, if any, of such Tax Asset apportioned to members of the Parent Group or SpinCo Group, respectively, and treated as a carryover to the first applicable Post-Deconsolidation Period of such member of the Parent Group or SpinCo Group, respectively, shall be determined by Parent in accordance with (or otherwise in a manner that is not inconsistent with) the Code, Treasury Regulations and other administrative guidance, including (i) in the case of a Tax Asset other than earnings and profits, Treasury Regulations Sections 1.1502-9(c), 1.1502-21, 1.1502-22 and 1.1502-79 and (ii) in the case of earnings and profits, in accordance with Section 312(h) of the Code and Treasury Regulations Section 1.312-10.

(b)            Parent (or its designee) shall determine the portion, if any, of any Tax Asset (including, for the avoidance of doubt, any Section 382 limitation adjustments) to be (absent a Final Determination to the contrary) apportioned to Parent or any other member of the Parent Group or SpinCo or any other member of the SpinCo Group, as applicable, in accordance with this Section 4.08 and applicable Tax Law and the amount of Tax basis and earnings and profits to be apportioned to Parent or any other member of the Parent Group or SpinCo or any other member of the SpinCo Group, as applicable, in accordance with this Section 4.08 and applicable Tax Law, and shall provide written notice of the calculation thereof to SpinCo as soon as reasonably practicable after the information necessary to make such calculation becomes available to Parent. For the avoidance of doubt, Parent shall not be liable to SpinCo or any member of the SpinCo Group for any failure of any determination under this Section 4.08 to be accurate or sustained under applicable Tax Law, including as the result of any Final Determination.

(c)            The written notice delivered by Parent pursuant to Section 4.08(b) shall be binding on SpinCo and each member of the SpinCo Group and shall not be subject to dispute resolution. Except to the extent otherwise required by a change in applicable Tax Law or pursuant to a Final Determination, SpinCo shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in such written notice.

(d)            Notwithstanding any of the above, the foregoing provisions of this Section 4.08 shall not be construed as obligating Parent to undertake any determination described therein. In the event that SpinCo requests that Parent undertake any such determination and Parent determines not to undertake such determination and so advises SpinCo, SpinCo shall be permitted to undertake such determination at its own cost and expense and shall notify Parent of its determination (which determination shall not be binding on Parent).

Section 4.09          Transfer Pricing. If, as the result of any Final Determination relating to intercompany transfer pricing (or any comparable intercompany arrangement) with respect to any item or items reflected on any Income Tax Return of a member of the Parent Group or the SpinCo Group for a Pre-Redemption Period, there is an increase in Income Taxes payable for such Tax Period by any member of the Parent Group or the SpinCo Group, respectively, then, upon the reasonable written request of, and at the expense of, Parent or SpinCo, respectively (the “TP Requesting Party”), the other Company shall (and shall cause its respective Affiliates to) amend any Tax Returns of it or any member of its Group, to the extent such amendment would result in a corresponding or correlative reduction in Taxes otherwise payable by it a member of its Group, and shall promptly pay over to the TP Requesting Party any Tax Benefit Actually Realized in cash as a result of such amendment; provided, however, that neither Company (nor any Affiliates of either Company) shall (a) have any obligation to amend any Tax Return pursuant to this Section 4.09 to the extent doing so would have an adverse effect on such Company or any of its Affiliates that is material or (b) be obligated to make a payment otherwise required pursuant to this Section 4.09 to the extent making such payment would place such Company (or any of its Affiliates) in a less favorable net after-Tax position than such Company (or such Affiliate) would have been in if the relevant Tax Benefit had not been realized. If a Company or one of its Affiliates pays over any amount pursuant to the preceding sentence and such Tax Benefit is subsequently disallowed or adjusted, the Parties shall promptly make appropriate payments (including in respect of any interest paid or imposed by any Tax Authority) to reflect such disallowance or adjustment.

Section 4.10          Section 245A Election. With respect to any member of the SpinCo Group that was a “controlled foreign corporation” within the meaning of Section 957(a) of the Code prior to the Redemption, Parent may, in its sole discretion, make or cause to be made (and, if directed by Parent, SpinCo shall make or cause to be made) the election under Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor provision of Tax Law that allows a closing of the books election) to close such entity’s Tax year for Federal Income Tax purposes as of the Effective Time or such other applicable date as Parent may determine.

Article 5.          Tax Payments.

Section 5.01          Payment of Taxes. The Filer shall pay, (a) on or before the relevant Payment Date, any Tax required to be paid to the applicable Tax Authority with respect to any Tax Return required to be filed by the Filer and (b) when due (taking into account automatic or validly elected extensions, deferrals, or postponements) any additional Tax required to be paid with respect to any Tax Return required to be filed by the Filer as a result of any adjustment pursuant to a Final Determination.

Section 5.02          Indemnification Payments.

(a)            If a Company (the “Indemnitee”) is required pursuant to Section 5.01 (or otherwise under applicable Tax Law) to pay a Tax Authority a Tax for which the other Company (the “Indemnitor”) is liable, in whole or in part, under this Agreement (including for the avoidance of doubt, any administrative or judicial deposit required to be paid by the Indemnitee to a Tax Authority to pursue any Tax Contest, to the extent the Indemnitor would be liable under this Agreement for any Tax resulting from such Tax Contest), then the Indemnitor shall reimburse the Indemnitee within twenty (20) business days of the delivery by the Indemnitee to the Indemnitor of a written notice and demand for payment of such amount, accompanied by a statement detailing the Taxes paid and the calculation of the amount payable by the Indemnitor and describing in reasonable detail the particulars relating thereto and evidence of payment of such amounts by the Indemnitee to the relevant Tax Authority, provided that, in the case of any indemnification payment in respect of any Tax to be paid to a Tax Authority, no such payment shall be required to be made any earlier than five (5) business days prior to the date the relevant Tax is required to be paid to the applicable Tax Authority, taking into account any automatic or validly elected extensions, deferrals or postponements. All indemnification payments shall be treated in the manner described in Section 13.01.

(b)            All indemnification payments required to be made under this Agreement shall be made by Parent directly to SpinCo and vice versa; provided, however, that, if the Companies mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the SpinCo Group, on the other hand, and vice versa.

Article 6.          Tax Benefits.

Section 6.01          Tax Benefits.

(a)            Except as otherwise provided herein, (i) Parent shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Parent is liable hereunder and SpinCo shall be entitled to any Refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which SpinCo is liable hereunder. The Company receiving a Refund to which the other Company is entitled hereunder, in whole or in part, shall pay over the amount of such Refund (or portion thereof), and any interest on such amount received from the applicable Tax Authority but net of any costs and expenses (including professional fees) incurred by the Company (or a member of its Group) receiving such Refund in connection with obtaining or securing such Refund, to such other Company within thirty (30) business days after the receipt of such Refund or application of such Refund against Taxes otherwise payable. To the extent that any Refund (or portion thereof) in respect of which any amounts were paid over pursuant to the immediately preceding sentence is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(b)            If (i) a member of the SpinCo Group Actually Realizes any Tax Benefit (A) as a result of the utilization of any Parent Tax Asset or (B) as a result of any liability, obligation, loss or payment (each, a “Loss”) for which a member of the Parent Group is required to indemnify any member of the SpinCo Group pursuant to the Separation Agreement, this Agreement or any other Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under the Separation Agreement, this Agreement or any other Ancillary Agreement) or (ii) a member of the Parent Group Actually Realizes any Tax Benefit (A) as a result of the utilization of any SpinCo Tax Asset or (B) as a result of any Loss for which a member of the SpinCo Group is required to indemnify any member of the Parent Group pursuant to the Separation Agreement, this Agreement or any other Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under the Separation Agreement, this Agreement or any other Ancillary Agreement), and (iii) the aggregate Tax Benefit realized or realizable by the relevant member of the SpinCo Group (in the case of clause (i)) or the relevant member of the Parent Group (in the case of clause (ii)) as a result of such utilization or Loss would reasonably be expected to exceed one hundred thousand dollars ($100,000), then SpinCo or Parent, as the case may be, shall make a payment to the other Company in an amount equal to the amount of such Actually Realized Tax Benefit (including any Tax Benefit Actually Realized as a result of the payment) in cash within thirty (30) business days of Actually Realizing such Tax Benefit. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 6.01(b) is subsequently disallowed by the applicable Tax Authority, the Company that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Company.

(c)            Notwithstanding anything in this Agreement to the contrary, neither Company shall be obligated to make a payment otherwise required pursuant to Section 6.01(a) or Section 6.01(b) to the extent making such payment would place such Company (or any member of its Group) in a less favorable net after-Tax position than such Company (or such member) would have been in if the relevant Tax Benefit had not been realized.

(d)            No later than twenty (20) business days after a Tax Benefit described in Section 6.01(b) is Actually Realized by a member of the Parent Group or a member of the SpinCo Group, Parent (if a member of the Parent Group Actually Realizes such Tax Benefit) or SpinCo (if a member of the SpinCo Group Actually Realizes such Tax Benefit), as the case may be, shall provide the other Company with a written statement detailing the amount payable to the other Company pursuant to Section 6.01(b) and describing in reasonable detail the particulars relating thereto. In the event that Parent or SpinCo, as the case may be, disagrees with the written statement described in this Section 6.01(d) (or any calculation or component thereof), Parent or SpinCo shall so notify the other Company in writing within fifteen (15) business days of receiving such written statement. Parent and SpinCo shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Article 6 shall be determined in accordance with the dispute resolution provisions of Article 14 as promptly as practicable.

(e)

(i)            SpinCo shall be entitled to any Refund Actually Realized by a member of the Parent Group that is attributable to, and would not have arisen but for, a SpinCo Carryback that is required under applicable Tax Law and is not effected in violation of Section 4.07; provided, however, that SpinCo shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral Tax consequences resulting from, attributable to or caused by any such SpinCo Carryback, including (but not limited to) the loss or postponement of any benefit from the use of any Parent Tax Asset if (x) such Parent Tax Asset expires unutilized, but would have been utilized but for such SpinCo Carryback, or (y) the use of such Parent Tax Asset is postponed to a later Tax Period than the Tax Period in which such Parent Tax Asset would have been utilized but for such SpinCo Carryback. Any such payment of such Refund made by any member of the Parent Group to SpinCo pursuant to this Section 6.01(e)(i) shall be recalculated as appropriate in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Tax Asset of the Parent Group to a Tax Period in respect of which such Refund is received) that would affect the amount to which SpinCo is entitled, and an appropriate adjusting payment shall be made by SpinCo to Parent or by Parent to SpinCo, as applicable, such that the aggregate amount paid pursuant to this Section 6.01(e)(i) equals such recalculated amount.

(ii)            Parent shall be entitled to any Refund Actually Realized by a member of the SpinCo Group that is attributable to, and would not have arisen but for, a Parent Carryback that is required under applicable Tax Law and is not effected in violation of Section 4.07; provided, however, that Parent shall indemnify and hold the members of the SpinCo Group harmless from and against any and all collateral Tax consequences resulting from, attributable to or caused by any such Parent Carryback, including (but not limited to) the loss or postponement of any benefit from the use of any SpinCo Tax Asset if (x) such SpinCo Tax Asset expires unutilized, but would have been utilized but for such Parent Carryback, or (y) the use of such SpinCo Tax Asset is postponed to a later Tax Period than the Tax Period in which such SpinCo Tax Asset would have been utilized but for such Parent Carryback. Any such payment of such Refund made by any member of the SpinCo Group to Parent pursuant to this Section 6.01(e)(ii) shall be recalculated as appropriate in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Tax Asset of the SpinCo Group to a Tax Period in respect of which such Refund is received) that would affect the amount to which Parent is entitled, and an appropriate adjusting payment shall be made by Parent to SpinCo or by SpinCo to Parent, as applicable, such that the aggregate amount paid pursuant to this Section 6.01(e)(ii) equals such recalculated amount.

(f)            Any determinations with respect to any Refund or other Tax Benefit to which a Group may be entitled pursuant to any of the foregoing provisions of Section 6.01 shall be made without duplication of any Refund, Tax Benefit or Tax Item to the extent already taken into account (i) in determining any entitlement of such Group to any amounts pursuant to any other provision of this Agreement (including any other provision of this Section 6.01) or (ii) to reduce any Liability for Taxes of such Group pursuant to Article 2.

(g)            For purposes of this Agreement, the amount of any Refund required to be paid to another Company shall be reduced by the net amount of any Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

Section 6.02          Parent and SpinCo Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a)            Allocation of Deductions. To the extent permitted by applicable Tax Law, Tax deductions arising from exercises of compensatory options, settlement of restricted stock unit awards, or exercises, vesting or settlement of any other compensatory equity or equity-based award, in each case, with respect to Parent Ordinary Shares or SpinCo Shares, and in each case following the Redemption (such options, restricted share awards, restricted stock unit awards, and other compensatory equity or equity-based awards, collectively, “Compensatory Equity Interests”), shall be claimed (i) in the case of a Parent Group Employee, solely by the Parent Group, (ii) in the case of a SpinCo Group Employee, solely by the SpinCo Group, and (iii) in the case of a Parent Non-Employee Director or a SpinCo Non-Employee Director, if the relevant Compensatory Equity Interest is issued (x) in respect of Parent Ordinary Shares, solely by the Parent Group and (y) in respect of SpinCo Shares, solely by the SpinCo Group.

(b)            Withholding and Reporting. Tax reporting and withholding with respect to Compensatory Equity Interests shall be governed by Section 4.02(c) of the Employee Matters Agreement. Certain Tax reporting and withholding matters with respect to SpinCo Group Employees for the Tax Period that includes the Redemption are addressed in, and shall be governed by, Section 3.01(g) of the Employee Matters Agreement. In the event of any conflict between this Agreement and the Employee Matters Agreement with respect to Tax withholding and reporting obligations relating to compensation or compensatory matters, the Employee Matters Agreement shall control.

Section 6.03          Group Relief.

(a)            Parent and SpinCo shall procure that after the Redemption, no claim, election, surrender, transfer, allocation, notice or consent is made in respect of any Group Relief Surrender by a member of a Parent Group to a member of a SpinCo Group (or vice versa) other than pursuant to this Section 6.03.

(b)            With respect to each Tax Period, to the extent that a member of the Parent Group or SpinCo Group has a Relievable Loss for such Tax Period in excess of the amount such member is able to use for such Tax Period (such member, the “Surrendering Member”, and such excess Relievable Loss, an “Excess Relievable Loss”), then Parent or SpinCo, as applicable (the “Surrendering Member Parent”) may cause such Surrendering Member to make a Group Relief Surrender to any other member of the same Group that is able to use some or all of such Excess Relievable Loss for that Tax Period pursuant to applicable Law (such member, a “Post-Redemption Claimant Member”).

(c)            To the extent that, for any Excess Relievable Loss, (x) there is no applicable Post-Redemption Claimant Member or (y) the Surrendering Member Parent elects not to cause the Surrendering Member to make a Group Relief Surrender of such Excess Relievable Loss to any applicable Post-Redemption Claimant Member, then the Surrendering Member Parent shall notify the other Company (such other Company, the “Other Claimant Member Parent”) in writing of the availability of such remaining Excess Relievable Loss, and if there exists a member of the Group of such Other Claimant Member Parent that is able to use some or all of such Excess Relievable Loss pursuant to applicable Law in the Tax Period described in Section 6.03(b) (such member, a “Other Claimant Member”), then (i) upon the Other Claimant Member Parent’s written request, the Surrendering Member Parent shall as soon as reasonably practicable cause the Surrendering Member to make a Group Relief Surrender of the requested amount of such Excess Relievable Loss to the applicable Other Claimant Member and (ii) the Other Claimant Member Parent shall pay an amount equal to the Tax Benefit Actually Realized by it or any member of its Group as a result of such Excess Relievable Loss to the Surrendering Member Parent as soon as reasonably practicable after such Tax Benefit is Actually Realized.

Article 7.          Tax-Free Status.

Section 7.01          Representations.

(a)            SpinCo hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of its Group to take or fail to take any action), and that it knows of no circumstance that would or could reasonably be expected to (i) cause any representation or factual statement made in the Separation Agreement, this Agreement or any other Ancillary Agreement to be untrue or (ii) adversely affect, jeopardize or prevent the Tax-Free Status or the qualification of any Separation Transaction for the Tax treatment described in the Separation Step Plan and/or relevant Transfer Document.

(b)            Parent hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of its Group to take or fail to take any action), and that it knows of no circumstance that would or could reasonably be expected to (i) cause any representation or factual statement made in the Separation Agreement, this Agreement or any other Ancillary Agreement to be untrue or (ii) adversely affect, jeopardize or prevent the qualification of any Separation Transaction for the Tax treatment described in the Separation Step Plan and/or relevant Transfer Document.

Section 7.02          Notice.

(a)            SpinCo shall promptly notify Parent in writing if (x) it takes any action, or fails to take any action (or causes or permits any member of its Group to take or fail to take any action) or (y) it learns of any circumstance, in each case, that would or could reasonably be expected to adversely affect, jeopardize or prevent the Tax-Free Status or the qualification of any Separation Transaction for the Tax treatment described in the Separation Step Plan and/or relevant Transfer Document.

(b)            Parent shall promptly notify SpinCo in writing if (x) it takes any action, or fails to take any action (or causes or permits any member of its Group to take or fail to take any action) or (y) it learns of any circumstance, in each case, that would or could reasonably be expected to adversely affect, jeopardize or prevent the qualification of any Separation Transaction for the Tax treatment described in the Separation Step Plan and/or relevant Transfer Document.

Section 7.03          Rulings and Tax Opinions.

(a)            Parent shall have the right to seek and obtain a Post-Redemption Ruling or an opinion of a Tax Advisor with respect to any of the Separation Transactions at any time in its sole and absolute discretion. If Parent determines to seek and obtain a Post-Redemption Ruling or such an opinion, SpinCo shall (and shall cause its Affiliates to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Post-Redemption Ruling or opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS, any other applicable Tax Authority or a Tax Advisor; provided, that SpinCo shall not be required to make (or cause any of its Affiliate to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Parent and SpinCo shall each bear its own costs and expenses incurred in seeking and obtaining a Post-Redemption Ruling or opinion requested by Parent.

(b)            Parent shall have sole and exclusive control over the process of obtaining any Post-Redemption Ruling, and only Parent shall be permitted to apply for a Post-Redemption Ruling. SpinCo shall not, nor shall SpinCo permit any of its Affiliates to, seek any guidance from the IRS or any other Tax Authority (whether written, oral or otherwise) at any time concerning the Contribution, the Redemption or any of the other Separation Transactions (including the impact of any action or transaction on any of the foregoing).

Article 8.          Assistance and Cooperation.

Section 8.01          Assistance and Cooperation.

(a)            Each of the Companies shall reasonably cooperate (and cause its Affiliates to reasonably cooperate) with the other Company and its agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates, including (i) preparing and filing Tax Returns (including amended Tax Returns), (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Tax Benefit, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making available, upon reasonable notice, all information and documents in their possession relating to the other Company and its Affiliates as provided in Article 9. Each of the Companies shall also make available to the other, as reasonably requested and on a mutually convenient basis, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceeding relating to Taxes.

(b)            Any information or documents provided under this Article 8 or Article 9 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns, in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, in no event shall either of the Companies or any of its respective Affiliates be required to provide the other Company or any of its respective Affiliates or any other Person access to or copies of any information, documents, or procedures (including the proceedings of any Tax Contest) (i) other than information, documents, or procedures that relate solely to a member of the relevant Group, its business, or its assets or (ii) if such action would or reasonably could be expected to result in the waiver of any Privilege. In addition, in the event that either Company determines that the provision of access to any information, documents or procedures to the other Company or its Affiliates could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Companies shall use reasonable best efforts to permit compliance with their obligations under this Article 8 or Article 9 in a manner that avoids any such harm or consequence.

Section 8.02          Tax Return Information. SpinCo and Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or SpinCo pursuant to Section 8.01 or this Section 8.02. SpinCo and Parent acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Parent or SpinCo could cause irreparable harm. Each Company shall provide to the other Company information and documents relating to its Group (including by providing access to any Tax preparation software) reasonably required by the other Company to prepare Tax Returns (including amended Tax Returns). Any information or documents the Preparer requires to prepare any Tax Returns shall be provided in such form as the Preparer reasonably requests and in sufficient time for the Preparer to prepare and the Filer to file such Tax Returns on a timely basis; provided that this Section 8.02 shall not apply to information governed by Section 4.08.

Section 8.03          Reliance by Parent. If any member of the SpinCo Group supplies information to a member of the Parent Group in connection with Taxes and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the Chief Financial Officer of SpinCo (or any officer of SpinCo as designated by the Chief Financial Officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the SpinCo Group having supplied, pursuant to this Article 8, a member of the Parent Group with inaccurate or incomplete information in connection with Taxes.

Section 8.04          Reliance by SpinCo. If any member of the Parent Group supplies information to a member of the SpinCo Group in connection with Taxes and an officer of a member of the SpinCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SpinCo Group identifying the information being so relied upon, the Chief Financial Officer of Parent (or any officer of Parent as designated by the Chief Financial Officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the SpinCo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Article 8, a member of the SpinCo Group with inaccurate or incomplete information in connection with Taxes; provided that this Section 8.04 shall not apply to information governed by Section 4.08.

Article 9.          Tax Records.

Section 9.01          Retention of Tax Records. Each Company shall preserve and keep all Tax Records and related work papers and other documentation in its possession as of the date hereof exclusively relating to the assets and activities of its Group for Pre-Redemption Periods, in each case, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations (taking into account waivers or extensions thereof), or (b) seven (7) years after the Redemption Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon ninety (90) days’ prior written notice to the other Company. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon ninety (90) days’ prior notice to the other Company. Any notice of an intent to dispose given pursuant to this Section 9.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90)-day period, all or any part of such Tax Records.

Section 9.02          Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying/scanning during normal business hours upon reasonable notice all Tax Records in their possession pertaining to Pre-Redemption Periods (including by allowing each other access to any Tax preparation software) to the extent reasonably required by the other Company in connection with the preparation of financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 9.03          Preservation of Privilege. The Companies and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Redemption Date to which Privilege may reasonably be asserted without the prior written consent of the other Company, such consent not to be unreasonably withheld, conditioned, or delayed.

Article 10.          Tax Contests.

Section 10.01          Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest relating to Taxes or Refunds or Tax Benefits for which it may be entitled to indemnification or payment by the other Company hereunder or for which it may be required to indemnify or pay the other Company hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of such matters. The failure of one Company to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve such other Company of any liability or obligation to pay such Tax, pay over such Tax Benefits or make indemnification payments under this Agreement, except to the extent that the failure to timely provide such notification actually prejudices the ability of such other Company to contest such Tax liability (or contest any determination in respect of any Refund or Tax Benefit) or increases the amount of such Tax liability (or reduces the amount of such Refund or Tax Benefit).

Section 10.02          Control of Tax Contests.

(a)            General Rule. In the case of any Tax Contest with respect to any Tax Return, the Filer shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 10.02(b) and Section 10.02(c).

(b)            Parent-Controlled Tax Contests. In the case of any Tax Contest with respect to any Parent Return, Parent shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, provided, however, that to the extent the result of any such Tax Contest with respect to a Tax period ending on prior to (or including) the Redemption Date (x) could reasonably be expected to (1) cause SpinCo or any members of the SpinCo Group to (A) become liable for any material Tax or (B) lose any material SpinCo Tax Asset or other material Tax Benefit, or (2) involve any adjustment relating to intercompany transfer pricing (or any comparable intercompany arrangement) for a Pre-Redemption Period that would result in a Tax Benefit to the Parent Group and a detriment to the SpinCo Group, or (y) relates to the qualification of the Redemption for Tax-Free Status (or analogous status under state, local or foreign Law) or the qualification of any of the Separation Transactions for the Tax treatment described in the Separation Step Plan and/or relevant Transfer Documents, then (i) Parent shall provide SpinCo with copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, (ii) Parent shall consult with SpinCo reasonably in advance of taking any significant action in connection with such Tax Contest, (iii) Parent shall offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iv) Parent shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (v) to the extent the result of such Tax Contest could be reasonably expected to materially adversely affect SpinCo or any of members of the SpinCo Group, SpinCo shall be entitled to participate in such Tax Contest and Parent shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of SpinCo, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)            SpinCo-Controlled Tax Contests. In the case of any Tax Contest with respect to any SpinCo Return, SpinCo shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax Contest, provided, however, that to the extent the result of any such Tax Contest with respect to a Tax period ending on or prior to (or including) the Redemption Date (x) could reasonably be expected to (1) cause Parent or any members of the SpinCo Group to (A) become liable for any material Tax or (B) lose any material Parent Tax Asset or other material Tax Benefit, or (2) involve any adjustment relating to intercompany transfer pricing (or any comparable intercompany arrangement) for a Pre-Redemption Period that would result in a Tax Benefit to the SpinCo Group and a detriment to the Parent Group, or (y) relates to qualification of the Redemption for Tax-Free Status (or analogous status under state, local or foreign Law) or the qualification of any of the Separation Transactions for the Tax treatment described in the Separation Step Plan and/or relevant Transfer Documents, then (i) SpinCo shall provide SpinCo with copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, (ii) SpinCo shall consult with Parent reasonably in advance of taking any significant action in connection with such Tax Contest, (iii) SpinCo shall offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (iv) SpinCo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (v) to the extent the result of such Tax Contest could be reasonably expected to materially adversely affect Parent or any members of the Parent Group, Parent shall be entitled to participate in such Tax Contest, and SpinCo shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)            Power of Attorney. SpinCo shall (and shall cause each member of the SpinCo Group to) execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest controlled by Parent described in this Article 10 within five (5) business days of such request. Parent shall (and shall cause each member of the Parent Group to) execute and deliver to SpinCo (or such member of the SpinCo Group as SpinCo shall designate) any power of attorney or other similar document reasonably requested by SpinCo (or such designee) in connection with any Tax Contest controlled by SpinCo described in this Article 10 within five (5) business days of such request.

Article 11.          Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the Effective Time. As of the Effective Time, (a) all prior intercompany Tax allocation agreements or arrangements solely between or among any member(s) of the Parent Group, on the one hand, and any member(s) of the SpinCo Group, on the other hand, shall be terminated, and (b) amounts due under such agreements or arrangements as of the Redemption Date shall be settled as determined by Parent in its good faith discretion. Upon such termination and settlement, no further payments by or to any members of the Parent Group, or by or to any members of the SpinCo Group, with respect to such agreements or arrangements shall be made, and all other rights and obligations resulting from such agreements or arrangements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements or arrangements shall be disregarded for purposes of computing amounts due under this Agreement.

Article 12.          Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement and liability for the breach of any obligations contained herein shall be unconditional and absolute and shall remain in effect without limitation as to time.

Article 13.          Treatment of Payments; Tax Gross-Up.

Section 13.01          Treatment of Indemnity Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law and except as otherwise agreed between the Companies or as otherwise required by applicable Law, for Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, (a) any indemnity payment required by this Agreement or by the Separation Agreement (other than any payment of interest or State Income Taxes by or to a Tax Authority) as, as applicable, (i) a contribution by Parent to SpinCo (if such payment is made by Parent to SpinCo) or a distribution by SpinCo to Parent (if such payment is made by SpinCo to Parent), as the case may be, occurring immediately prior to the Redemption (but only to the extent the payment does not relate to a Tax allocated to the Indemnitor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)), (ii) an adjustment to the purchase price, or (iii) as payments of an assumed or retained liability, as determined by Parent in its good faith discretion; and (b) any payment of interest or State Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment. The Companies shall cooperate in good faith (including, where relevant, by using commercially reasonable efforts to establish local payment arrangements between each Company’s Subsidiaries) to minimize or eliminate, to the extent permissible under applicable Law, any Tax that would otherwise be imposed with respect to any payment required by this Agreement or by the Separation Agreement (or maximize the ability to obtain a credit for, or refund of, any such Tax).

Section 13.02          Tax Gross-Up. If, notwithstanding the manner in which payments described in Section 13.01(a) were reported, there is a Tax liability or an adjustment to a Tax liability of a Company or a member of its Group as a result of its receipt of an indemnity payment pursuant to this Agreement or the Separation Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes) and irrecoverable VAT, shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive.

Section 13.03          Interest. Anything herein to the contrary notwithstanding, to the extent the Indemnitor makes a payment of interest to the Indemnitee under this Agreement with respect to the period from the date that the Indemnitor was required to make a payment to the Indemnitee to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Article 14.          Dispute Resolution. The Companies desire that collaboration will continue between them. Accordingly, they will endeavor, and they will cause their respective Group members to endeavor, to resolve in good faith all Disputes or disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any such Dispute or disagreement (other than a Non-Tax Dispute) between Parent and SpinCo as to the interpretation of any provision of this Agreement or the application or performance of any rights or obligations hereunder (a “Tax Dispute”), the Tax departments of the Companies shall negotiate in good faith to resolve such Tax Dispute. If such good faith negotiations do not resolve such Tax Dispute, then the matter will be referred to a Tax Advisor mutually acceptable to each of Parent and SpinCo. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such Dispute or disagreement. The Tax Advisor shall resolve the Tax Dispute according to such procedures as the Tax Advisor deems advisable and shall furnish written notice to Parent and SpinCo of its resolution of any such Tax Dispute as soon as practicable, but in any event no later than forty-five (45) days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor shall be consistent with the terms of this Agreement, and if so consistent, shall be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Tax Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. In accordance with Article 15 (and except as provided in the immediately following sentence), each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies. In the case of a Tax Dispute, the procedures of this Article 14 shall apply in lieu of the procedures set forth in Article VII of the Separation Agreement (other than those procedures set forth in Section 7.5 or Section 7.6 of the Separation Agreement); provided, that notwithstanding the foregoing, the Companies may commence mediation pursuant to Section 7.4 of the Separation Agreement with respect to a Tax Dispute if there is a Dispute or disagreement about whether any resolution by the Tax Advisor is consistent with the terms of this Agreement. Any Non-Tax Dispute shall be resolved pursuant to the procedures set forth in Article VII of the Separation Agreement. Notwithstanding anything to the contrary in the Separation Agreement, this Agreement or any other Ancillary Agreement, each of Parent and SpinCo is the only member of its respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and SpinCo will cause its respective Group members not to commence any dispute resolution procedure other than through such Company as provided in this Article 14.

Article 15.          Expenses. Except as otherwise provided in this Agreement or the Transition Services Agreement, each Company and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Article 16.          Late Payments. Any amount owed by one Company to another Company under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent (2%), compounded annually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Article 16 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article 16 or the interest rate provided under such other provision.

Article 17.          General Provisions.

Section 17.01          Counterparts; Entire Agreement; Corporate Power.

(a)            This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Companies and delivered to the other Company.

(b)            This Agreement, the other Ancillary Agreements, the Separation Agreement and the Exhibits, Schedules and appendices thereto contain the entire agreement between the Companies with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Companies other than those set forth or referred to herein or therein. This Agreement, the other Ancillary Agreements and the Separation Agreement together govern the arrangements in connection with the Separation and Redemption and would not have been entered into independently. Except as otherwise provided in this Agreement, in the event of any conflict between this Agreement and the Separation Agreement (or any other Ancillary Agreement), with respect to matters addressed herein, the provisions of this Agreement shall control.

(c)            Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)            each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement, the Separation Agreement and the other Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and

(ii)            this Agreement, the Separation Agreement and the other Ancillary Agreements to which it is a party has been duly executed and delivered by it and constitute valid and binding agreements of it enforceable in accordance with the terms thereof.

(d)            Each Company acknowledges that it and each other Party may execute this Agreement, the Separation Agreement and certain of the other Ancillary Agreements by facsimile, stamp, electronic or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement, the Separation Agreement or any other Ancillary Agreement (whether executed by manual, stamp, electronic or mechanical signature) by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement, the Separation Agreement or such other Ancillary Agreement. Each Company expressly adopts and confirms each such facsimile, stamp, electronic or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Company to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Company at any time, it will as promptly as reasonably practicable cause this Agreement, the Separation Agreement or any other Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 17.02          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

(b)            Each of Parent and SpinCo, on behalf of itself and the members of its Group, hereby irrevocably agrees that any litigation with respect to any Dispute with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgement in respect of this Agreement and the rights and obligations arising hereunder brought by the other Company (or any member of such Company’s respective Group) hereto or its successors or assigns, shall be brought and determined exclusively in the Chosen Courts. Each of the Companies hereby irrevocably submits with regard to any such Dispute for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Dispute with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Dispute in such court is brought in an inconvenient forum, (B) the venue of such Dispute is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each Company hereto hereby consents to the service of process in accordance with Section 17.05; provided that (I) nothing herein shall affect the right of any Company to serve legal process in any other manner permitted by Law and (II) each such Company’s consent to jurisdiction and service contained in this Section 17.02(b) is solely for the purpose referred to in this Section 17.02(b) and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

(c)            EACH COMPANY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 17.03          Assignability. This Agreement shall be binding upon and inure to the benefit of the Companies, and their respective successors and permitted assigns; provided, however, that neither Company may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Company. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Company’s rights and obligations under this Agreement in whole (i.e., the assignment of a Company’s rights and obligations under this Agreement, the other Ancillary Agreements and the Separation Agreement at the same time) in connection with a change of control of a Company so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Company.

Section 17.04          Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Indemnitee in their capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Companies and their respective Groups and are not intended to confer upon any Person except the Company and their respective Groups any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Without limitation of the foregoing sentence of this Section 17.04, the provisions of this Agreement are not intended to confer on any Record Holder or Street Name Holder any rights or remedies hereunder and this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, claim or action or other right.

Section 17.05          Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested), by electronic mail (so long as confirmation of receipt of such electronic mail is requested and received) to the respective Companies at the following addresses (or at such other address for a Company as shall be specified in a notice given in accordance with this Section 17.05):

If to Parent, to:

Mallinckrodt plc
College Business & Technology Park
Cruiserath, Blanchardstown
Dublin 15, Ireland

Attention:	Executive Vice President and Chief Legal Officer
E-mail:	Mark.Tyndall@mnk.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W 52nd Street
New York, New York 10019

Attention:	Adam O. Emmerich
Victor Goldfeld

E-mail:	AOEmmerich@wlrk.com
VGoldfeld@wlrk.com

and

Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2, Ireland

Attention:	Stephen Ranalow
E-mail:	Stephen.ranalow@arthurcox.com

If to SpinCo to:

Par Health, Inc.
675 McDonnell Blvd
Hazelwood, MO 63042

Attention:	Chief Legal Officer and Corporate Secretary
E-mail:	maletta.matthew@endo.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Adam O. Emmerich
Victor Goldfeld

Email:	AOEmmerich@wlrk.com
VGoldfeld@wlrk.com

and

Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2, Ireland

Attention:	Stephen Ranalow
Email:	stephen.ranalow@arthurcox.com

Any Company may, by notice to the other Company, change the address to which any such notices are to be given or made.

Section 17.06          Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Companies shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Companies.

Section 17.07          Force Majeure. No Company shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Company claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Company of the nature and extent of any such Force Majeure and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 17.08          Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 17.09          Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the Separation and the Redemption and shall remain in full force and effect.

Section 17.10          Waivers of Default. Waiver by any Company of any default by the other Company of any provision of this Agreement shall not be deemed a waiver by the waiving Company of any subsequent or other default, nor shall it prejudice the rights of the other Company. No failure or delay by any Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 17.11          Specific Performance. Subject to the provisions of Article 14, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Company or Companies who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Companies agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Companies.

Section 17.12          Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Company, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Company against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 17.13          Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices of or to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement, the other Ancillary Agreements and the Separation Agreement) shall be deemed to include the exhibits, schedules and annexes (including all schedules, exhibits and appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (k) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to November 10, 2025, regardless of any amendment or restatement hereof; and (l) except where the context otherwise requires, references to Subsidiaries of SpinCo are to Persons that will be Subsidiaries of SpinCo upon consummation of the Redemption.

Section 17.14          Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or its Affiliates, on the one hand, nor Parent or its Affiliates, on the other hand, shall be liable under this Agreement to the other for any consequential, indirect, incidental, punitive, exemplary, remote, speculative or similar damages (including lost revenue or profits, diminution of value, or damages calculated on multiples of revenue, earnings or other metrics approaches) in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such damages to the extent awarded to a third party with respect to a Third-Party Claim).

Section 17.15          Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Parent Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SpinCo Group. Each Company (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 17.15 to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Company’s obligations under this Agreement or the transactions contemplated hereby.

Section 17.16          No Set-Off. Except as mutually agreed to in writing by the Companies, neither Company nor any member of such Company’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Company or any member of its Group arising out of this Agreement.

Section 17.17          Expenses. Except as otherwise expressly set forth in this Agreement, or as otherwise agreed to in writing by the Companies, all fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the Redemption, consummation of the transactions contemplated hereby will be borne by the Company or its applicable Subsidiary incurring such fees, costs or expenses.

Section 17.18          Mutual Drafting; Precedence.

(a)            This Agreement shall be deemed to be the joint work product of the Companies and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Companies have duly executed this Agreement as of the date first written above.

MALLINCKRODT PLC

By:	/s/ Sigurdur Olafsson
	Name:	Sigurdur Olafsson
	Title:	President and Chief Executive Officer

PAR HEALTH, INC.

By:	/s/ Stephen Welch
	Name:	Stephen Welch
	Title:	President and Chief Executive Officer

[Signature page to the Tax Matters Agreement]